Visa Inc. Reports Fiscal First Quarter 2023 Results
San Francisco, CA, January 26, 2023 – Visa Inc. (NYSE: V)
•GAAP net income of $4.2B or $1.99 per share and non-GAAP net income of $4.6B or $2.18 per share
•Net revenues of $7.9B, an increase of 12% and 15% on a constant-dollar basis
•Payments volume and processed transaction growth remained stable while cross-border travel continued to recover
•Returned $4.0B of capital to shareholders in the form of share repurchases and dividends

Income Statement Summary
In billions, except percentages and per share data. % change is calculated over the comparable prior-year period.	Q1 2023		Alfred F. Kelly, Jr., Chairman and Chief Executive Officer, Visa Inc., commented on the results:
	USD	% Change
Net Revenues	$7.9	12%
GAAP Net Income	$4.2	6%
"In our fiscal first quarter of 2023, Visa grew net revenues 12% year over year as we saw stable payments volume and processed transaction growth and a continued cross-border travel recovery. We had 8% growth in GAAP EPS, 21% growth in non-GAAP EPS and returned $4 billion to shareholders. I continue to see a bright future for Visa and believe that we have the right strategy to invest in and capitalize on the opportunities ahead across consumer payments, new flows and value added services. On February 1, Ryan McInerney will become CEO of Visa and I will assume the role of Executive Chairman. I am confident Ryan will lead Visa to new heights and I am grateful to all of our 26,500 employees who continue to position Visa at the center of money movement in increasingly innovative ways."

GAAP Earnings Per Share	$1.99	8%
Non-GAAP Net Income(1)	$4.6	17%
Non-GAAP Earnings Per Share(1)	$2.18	21%
(1) Refer to the accompanying financial tables for further details and a reconciliation of the GAAP to non-GAAP measures presented.

Key Business Drivers
YoY increase / (decrease), volume in constant dollars	Q1 2023
Payments Volume	7%
Cross-Border Volume Excluding Intra-Europe(2)	31%
Cross-Border Volume Total	22%
Processed Transactions	10%
(2) Cross-border volume excluding transactions within Europe.

Fiscal First Quarter 2023 — Financial Highlights(1)

GAAP net income in the fiscal first quarter was $4.2 billion or $1.99 per share, an increase of 6% and 8%, respectively, over prior year’s results. Current year’s results included a special item of $341 million for a litigation provision associated with the interchange multidistrict litigation ("MDL") case, $106 million of net losses from equity investments and $66 million from the amortization of acquired intangible assets and non-recurring acquisition-related costs. Prior year’s results included a special item of $145 million for a litigation provision associated with the MDL case, $231 million of net gains from equity investments, and $23 million from the amortization of acquired intangible assets and non-recurring acquisition-related costs. Excluding these items and related tax impacts, non-GAAP net income for the quarter was $4.6 billion or $2.18 per share, increases of 17% and 21%, respectively, over prior year’s results (refer to the accompanying financial tables for further details and a reconciliation of the GAAP to non-GAAP measures presented). GAAP earnings per share growth was approximately 12% on a constant-dollar basis, which excludes the impact of foreign currency fluctuations against the U.S. dollar. Non-GAAP earnings per share growth was approximately 24% on a constant-dollar basis. All references to earnings per share assume fully-diluted class A share count.

Net revenues in the fiscal first quarter were $7.9 billion, an increase of 12%, driven by the year-over-year growth in payments volume, cross-border volume and processed transactions. Net revenues increased 15% on a constant-dollar basis.

Payments volume for the three months ended September 30, 2022, on which fiscal first quarter service revenues are recognized, increased 10% over the prior year on a constant-dollar basis.

Payments volume for the three months ended December 31, 2022, increased 7% over the prior year on a constant-dollar basis.

Cross-border volume excluding transactions within Europe, which drive our international transaction revenues, increased 31% on a constant-dollar basis for the three months ended December 31, 2022. Total cross-border volume on a constant-dollar basis increased 22% in the quarter.

Total processed transactions, which represent transactions processed by Visa, for the three months ended December 31, 2022, were 52.5 billion, a 10% increase over the prior year.

Fiscal first quarter service revenues were $3.5 billion, an increase of 10% over the prior year, and are recognized based on payments volume in the prior quarter. All other revenue categories are recognized based on current quarter activity. Data processing revenues rose 6% over the prior year to $3.8 billion. International transaction revenues grew 29% over the prior year to $2.8 billion. Other revenues of $587 million rose 31% over the prior year. Client incentives, a contra-revenue item, were $2.8 billion and represented 26.0% of gross revenues.

GAAP operating expenses were $2.8 billion for the fiscal first quarter, a 25% increase over the prior year's results, primarily driven by increases in personnel expenses and the litigation provision. GAAP operating expenses included the special item related to the litigation provision associated with the MDL case, the amortization of acquired intangible assets and non-recurring acquisition-related costs in the current and prior year. Excluding these operating expense items, non-GAAP operating expenses increased 15% over the prior year, primarily driven by increases in personnel and general and administrative expenses.

GAAP non-operating expense was $113 million for the fiscal first quarter, including $106 million of net equity investment losses. Excluding this item, non-GAAP non-operating expense was $7 million.

GAAP effective income tax rate was 16.0% for the quarter ended December 31, 2022, including the tax impacts from the non-GAAP items. Excluding these items, the non-GAAP effective income tax rate was 16.5% for the quarter ended December 31, 2022. GAAP and non-GAAP tax rates had a tax benefit related to prior years due to the reassessment of an uncertain tax position as a result of new information obtained during an ongoing tax examination.

Cash, cash equivalents and investment securities were $18.9 billion at December 31, 2022.

The weighted-average number of diluted shares of class A common stock outstanding was 2.10 billion for the quarter ended December 31, 2022.
(1) As previously disclosed, in March 2022, we suspended our operations in Russia and therefore our financial highlights from April 2022 through December 2022 do not include Russia-related results.

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Other Notable Items

On November 17, 2022, Visa announced the appointment of Ryan McInerney as CEO, effective February 1, 2023. Mr. McInerney currently serves as President of Visa, a role he has held since 2013. He will take over as CEO from Alfred F. Kelly, Jr., who has served as the company’s CEO since 2016 and Chairman since 2019. In connection with Mr. McInerney’s appointment, Mr. Kelly will assume the role of Executive Chairman of the Board on February 1, 2023.

On December 15, 2022, Visa repaid $2.25 billion of principal upon maturity of its senior notes.

On December 29, 2022, Visa deposited $350 million into its litigation escrow account, which was previously established under the Company’s U.S. retrospective responsibility plan to insulate the Company and class A shareholders from financial liability for certain litigation cases. This deposit has the same economic effect on earnings per share as repurchasing the Company’s class A common stock as it reduces the as-converted class B common stock share count at a volume weighted average price of $209.14.

During the three months ended December 31, 2022, Visa repurchased 15.6 million shares of class A common stock at an average price of $198.74 per share for $3.1 billion. The Company had $14.0 billion of remaining authorized funds for share repurchase as of December 31, 2022.

On January 24, 2023, the board of directors declared a quarterly cash dividend of $0.45 per share of class A common stock (determined in the case of class B and C common stock and series A, B and C convertible participating preferred stock on an as-converted basis) payable on March 1, 2023, to all holders of record as of February 10, 2023.

Fiscal First Quarter 2023 Earnings Results Call Details

Visa’s executive management team will host a live audio webcast beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today to discuss the financial results and business highlights. All interested parties are invited to listen to the live webcast at investor.visa.com. A replay of the webcast will be available on the Visa Investor Relations website for 30 days. Investor information, including supplemental financial information and operational performance data, is available on the Visa Investor Relations website at investor.visa.com.

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Forward-Looking Statements

Our earnings release and related materials contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that relate to, among other things, our future operations, prospects, developments, strategies, business growth and anticipated timing and benefits of our acquisitions. Forward-looking statements generally are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “projects,” “outlook,” “could,” “should,” “will,” “continue” and other similar expressions. All statements other than statements of historical fact could be forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond our control and are difficult to predict.
Actual results could differ materially from those expressed in, or implied by, our forward-looking statements due to a variety of factors, including, but not limited to:
•impact of global economic, political, market, health and social events or conditions, including the war in Ukraine and the sanctions and other measures being imposed in response, and the ongoing effects of the COVID-19 pandemic, including the reopening of borders and resumption of international travel;
•increased oversight and regulation of the global payments industry and our business;
•impact of government-imposed obligations and/or restrictions on international payment systems;
•outcome of tax, litigation and governmental investigation matters;
•increasingly intense competition in the payments industry, including competition for our clients and merchants;
•proliferation and continuous evolution of new technologies and business models in the payments industry;
•continued efforts to lower acceptance costs and challenge industry practices;
•our ability to maintain relationships with our clients, acquirers, processors, merchants, payments facilitators, ecommerce platforms, fintechs and other third parties;
•brand or reputational damage;
•exposure to loss or illiquidity due to settlement guarantees;
•a disruption, failure, breach or cyber-attack of our networks or systems;
•risks, uncertainties and the failure to achieve the anticipated benefits with respect to our acquisitions, joint ventures and other strategic investments; and
•other factors described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2022, and our subsequent reports on Form 8-K.
Except as required by law, we do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise.

About Visa Inc.

Visa (NYSE: V) is a world leader in digital payments, facilitating payments transactions between consumers, merchants, financial institutions and government entities across more than 200 countries and territories. Our mission is to connect the world through the most innovative, convenient, reliable and secure payments network, enabling individuals, businesses and economies to thrive. We believe that economies that include everyone everywhere, uplift everyone everywhere and see access as foundational to the future of money movement. Learn more at Visa.com.

Contacts	Investor Relations Jennifer Como, 650-432-7644 InvestorRelations@visa.com	Media Relations Andy Gerlt, 650-432-2990 Press@visa.com

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Fiscal First Quarter 2023 — Financial Summary

Q1 FISCAL 2023 INCOME STATEMENT SUMMARY

	Three Months Ended December 31, 2022	YoY Change
	(in millions, except percentages and per share data)
GAAP
Revenues
Service revenues	$3,511	10%
Data processing revenues	3,827	6%
International transaction revenues	2,797	29%
Other revenues	587	31%
Client incentives	(2,786)	18%
Net revenues	7,936	12%

Total operating expenses	$2,846	25%
Non-operating income (expense)	(113)	(194%)
Effective income tax rate	16.0%	(3 ppt)
Net income	$4,179	6%

Earnings per share	$1.99	8%

Non-GAAP(1)
Total operating expenses	$2,439	15%
Non-operating income (expense)	(7)	(94%)
Effective income tax rate	16.5%	(3 ppt)
Net income	$4,581	17%

Earnings per share	$2.18	21%

(1) Refer to the accompanying financial tables for further details and a reconciliation of the GAAP to non-GAAP measures presented.

Q1 FISCAL 2023 KEY BUSINESS DRIVERS

	YoY Change

	Constant	Nominal
Payments volume	7%	2%
Cross-border volume excluding intra-Europe(2)	31%	22%
Cross-border volume total	22%	11%
Processed transactions	10%	10%

(2) Cross-border volume excluding transactions within Europe.

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Visa Inc. Consolidated Balance Sheets (unaudited)

	December 31, 2022	September 30, 2022
	(in millions, except per share data)
Assets
Cash and cash equivalents	$13,334	$15,689
Restricted cash equivalents—U.S. litigation escrow	1,705	1,449
Investment securities	2,785	2,833
Settlement receivable	2,127	1,932
Accounts receivable	2,113	2,020
Customer collateral	2,591	2,342
Current portion of client incentives	1,402	1,272
Prepaid expenses and other current assets	1,802	2,668
Total current assets	27,859	30,205
Investment securities	2,735	2,136
Client incentives	3,657	3,348
Property, equipment and technology, net	3,236	3,223
Goodwill	18,024	17,787
Intangible assets, net	26,307	25,065
Other assets	3,569	3,737
Total assets	$85,387	$85,501
Liabilities
Accounts payable	$258	$340
Settlement payable	3,573	3,281
Customer collateral	2,591	2,342
Accrued compensation and benefits	736	1,359
Client incentives	6,553	6,099
Accrued liabilities	3,940	3,726
Current maturities of debt	—	2,250
Accrued litigation	1,702	1,456
Total current liabilities	19,353	20,853
Long-term debt	20,487	20,200
Deferred tax liabilities	5,443	5,332
Other liabilities	3,180	3,535
Total liabilities	48,463	49,920
Equity
Series A, Series B and Series C convertible participating preferred stock, $0.0001 par value: 25 shares authorized and 5 (Series A less than one, Series B 2, Series C 3) shares issued and outstanding	1,981	2,324
Class A, Class B and Class C common stock and additional paid-in capital, $0.0001 par value: 2,003,341 shares authorized (Class A 2,001,622, Class B 622, Class C 1,097); 1,881 (Class A 1,626, Class B 245, Class C 10) and 1,890 (Class A 1,635, Class B 245, Class C 10) shares issued and outstanding	19,827	19,545
Right to recover for covered losses	(28)	(35)
Accumulated income	16,403	16,116
Accumulated other comprehensive income (loss), net:
Investment securities	(94)	(106)
Defined benefit pension and other postretirement plans	(167)	(169)
Derivative instruments	(213)	418
Foreign currency translation adjustments	(785)	(2,512)
Total accumulated other comprehensive income (loss), net	(1,259)	(2,369)

Total equity	36,924	35,581

Total liabilities and equity	$85,387	$85,501

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Visa Inc. Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,
	2022	2021
	(in millions, except per share data)
Net revenues	$7,936	$7,059

Operating Expenses
Personnel	1,337	1,125
Marketing	332	280
Network and processing	178	190
Professional fees	109	100
Depreciation and amortization	227	198
General and administrative	322	242
Litigation provision	341	148
Total operating expenses	2,846	2,283

Operating income	5,090	4,776

Non-operating Income (Expense)
Interest expense	(137)	(134)
Investment income (expense) and other	24	255
Total non-operating income (expense)	(113)	121

Income before income taxes	4,977	4,897
Income tax provision	798	938
Net income	$4,179	$3,959

Basic Earnings Per Share
Class A common stock	$1.99	$1.84
Class B common stock	$3.19	$2.98
Class C common stock	$7.96	$7.35

Basic Weighted-average Shares Outstanding
Class A common stock	1,629	1,669
Class B common stock	245	245
Class C common stock	10	10

Diluted Earnings Per Share
Class A common stock	$1.99	$1.83
Class B common stock	$3.19	$2.98
Class C common stock	$7.95	$7.34

Diluted Weighted-average Shares Outstanding
Class A common stock	2,102	2,159
Class B common stock	245	245
Class C common stock	10	10

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Visa Inc. Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended December 31,
	2022	2021
	(in millions)
Operating Activities
Net income	$4,179	$3,959
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Client incentives	2,786	2,371
Share-based compensation	177	128
Depreciation and amortization of property, equipment, technology and intangible assets	227	198
Deferred income taxes	(132)	(15)
VE territory covered losses incurred	(8)	(7)
(Gains) losses on equity investments, net	106	(231)
Other	(26)	(32)
Change in operating assets and liabilities:
Settlement receivable	(54)	(76)
Accounts receivable	(60)	(213)
Client incentives	(2,743)	(2,339)
Other assets	160	(163)
Accounts payable	(64)	(9)
Settlement payable	44	409
Accrued and other liabilities	(666)	206
Accrued litigation	245	46
Net cash provided by (used in) operating activities	4,171	4,232

Investing Activities
Purchases of property, equipment and technology	(249)	(173)
Investment securities:
Purchases	(1,995)	(951)
Proceeds from maturities and sales	1,310	1,374
Acquisitions, net of cash acquired	—	(832)
Purchases of other investments	(20)	(37)
Settlement of derivative instruments	402	—
Other investing activities	42	72
Net cash provided by (used in) investing activities	(510)	(547)

Financing Activities
Repurchase of class A common stock	(3,115)	(4,104)
Repayments of debt	(2,250)	—
Dividends paid	(945)	(809)
Cash proceeds from issuance of class A common stock under equity plans	56	59
Restricted stock and performance-based shares settled in cash for taxes	(112)	(113)
Other financing activities	19	—
Net cash provided by (used in) financing activities	(6,347)	(4,967)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	692	(194)
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(1,994)	(1,476)

Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	20,377	19,799
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$18,383	$18,323

Supplemental Disclosure
Cash paid for income taxes, net	$721	$268
Interest payments on debt	$244	$244
Accruals related to purchases of property, equipment and technology	$27	$53

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Visa Inc. Quarterly Results of Operations (unaudited)

	Fiscal 2023 Quarter Ended	Fiscal 2022 Quarter Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(in millions)
Net revenues	$7,936	$7,787	$7,275	$7,189	$7,059

Operating Expenses
Personnel	1,337	1,356	1,283	1,226	1,125
Marketing	332	429	313	314	280
Network and processing	178	185	178	190	190
Professional fees	109	163	117	125	100
Depreciation and amortization	227	226	230	207	198
General and administrative	322	338	289	325	242
Litigation provision	341	3	717	—	148
Total operating expenses	2,846	2,700	3,127	2,387	2,283

Operating income	5,090	5,807	4,148	4,802	4,776

Non-operating Income (Expense)
Interest expense	(137)	(159)	(111)	(134)	(134)
Investment income (expense) and other	24	(60)	(208)	(126)	255
Total non-operating income (expense)	(113)	(219)	(319)	(260)	121

Income before income taxes	4,977	4,868	3,829	4,542	4,897
Income tax provision	798	928	418	895	938
Net income	$4,179	$3,940	$3,411	$3,647	$3,959

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Visa Inc. Reconciliation of GAAP to Non-GAAP Financial Results (unaudited)

We use non-GAAP financial measures of our performance which exclude certain items which we believe are not representative of our continuing operations, as they may be non-recurring or have no cash impact, and may distort our longer-term operating trends. We consider non-GAAP measures useful to investors because they provide greater transparency into management’s view and assessment of our ongoing operating performance.

•Gains and losses on equity investments. Gains and losses on equity investments include periodic non-cash fair value adjustments and gains and losses upon sale of an investment. These long-term investments are strategic in nature and are primarily private company investments. Gains and losses and the related tax impacts associated with these investments are tied to the performance of the companies that we invest in and therefore do not correlate to the underlying performance of our business.

•Amortization of acquired intangible assets. Amortization of acquired intangible assets consists of amortization of intangible assets such as developed technology, customer relationships and brands acquired in connection with business combinations executed beginning in fiscal 2019. Amortization charges for our acquired intangible assets are non-cash and are significantly affected by the timing, frequency and size of our acquisitions, rather than our core operations. As such, we have excluded this amount and the related tax impact to facilitate an evaluation of our current operating performance and comparison to our past operating performance.

•Acquisition-related costs. Acquisition-related costs consist primarily of one-time transaction and integration costs associated with our business combinations. These costs include professional fees, technology integration fees, restructuring activities and other direct costs related to the purchase and integration of acquired entities. These costs also include retention equity and deferred equity compensation when they are agreed upon as part of the purchase price of the transaction but are required to be recognized as expense post-combination. We have excluded these amounts and the related tax impacts as the expenses are recognized for a limited duration and do not reflect the underlying performance of our business.

•Litigation provision. During the three months ended December 31, 2022 and 2021, we recorded an additional accrual to address claims associated with the interchange multidistrict litigation of $341 million and $145 million, respectively, and related tax benefit of $76 million and $32 million, respectively, determined by applying applicable tax rates. Under the U.S. retrospective responsibility plan, we recover the monetary liabilities related to the U.S. covered litigation through a downward adjustment to the rate at which shares of our class B common stock convert into shares of class A common stock.

Our results are denominated in U.S. dollars and are calculated each quarter by applying an established U.S. dollar/foreign currency exchange rate for each local currency. To eliminate the impact of foreign currency fluctuations against the U.S. dollar in measuring financial performance, we report year-over-year growth using a fixed current year U.S. dollar/foreign currency exchange rate for the current and prior year periods ("constant-dollar basis").

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Visa Inc. Reconciliation of GAAP to Non-GAAP Financial Results (unaudited) - continued

Non-GAAP operating expenses, non-operating income (expense), income tax provision, effective income tax rate, net income and diluted earnings per share should not be relied upon as substitutes for, or considered in isolation from, measures calculated in accordance with U.S. GAAP. The following tables reconcile our as-reported financial measures, calculated in accordance with U.S. GAAP, to our respective non-GAAP financial measures:

	Three Months Ended December 31, 2022
	Operating Expenses	Non- operating Income (Expense)	Income Tax Provision	Effective Income Tax Rate(1)	Net Income	Diluted Earnings Per Share(1)
	(in millions, except percentages and per share data)
As reported	$2,846	$(113)	$798	16.0%	$4,179	$1.99
(Gains) losses on equity investments, net	—	106	24		82	0.04
Amortization of acquired intangible assets	(43)	—	9		34	0.02
Acquisition-related costs	(23)	—	2		21	0.01
Litigation provision	(341)	—	76		265	0.13
Non-GAAP	$2,439	$(7)	$909	16.5%	$4,581	$2.18

	Three Months Ended December 31, 2021
	Operating Expenses	Non- operating Income (Expense)	Income Tax Provision	Effective Income Tax Rate(1)	Net Income	Diluted Earnings Per Share(1)
	(in millions, except percentages and per share data)
As reported	$2,283	$121	$938	19.1%	$3,959	$1.83
(Gains) losses on equity investments, net	—	(231)	(42)		(189)	(0.09)
Amortization of acquired intangible assets	(13)	—	3		10	—
Acquisition-related costs	(10)	—	2		8	—
Litigation provision	(145)	—	32		113	0.05
Non-GAAP	$2,115	$(110)	$933	19.3%	$3,901	$1.81

(1)Figures in the table may not recalculate exactly due to rounding. Effective income tax rate, diluted earnings per share and their respective totals are calculated based on unrounded numbers.

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